Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brightstar Corp.:
We consent to the use of our report dated March 31, 2011, except for the financial statement schedule, earnings per share information and Note 3, as to which the date is April 14, 2011 and Note 19, as to which the date is May 23, 2011 included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Miami, Florida
May 23, 2011